Exhibit 6.3

REAL ESTATE PURCHASE CONTRACT

The undersigned Buyer agrees to buy, and the undersigned Seller agrees to sell, upon the terms hereinafter set forth in this Real Estate Purchase Contract (this “Contract”), the parcel of real property located at 3142 Denver Ave., Lorain, Ohio 44055 in the State of Ohio, County of Lorain consisting of approximately 0.25 acres and any and all improvements located thereon (the “Property”). As used herein, the “Effective Date” shall mean the date that this Contract is duly executed by both Buyer and Seller.

1. The Purchase Price: The Purchase Price shall be $179,999 payable in cash or other immediately available funds at Closing (as defined in paragraph 3).

2. Contingencies: Buyer’s obligation to purchase the Property and Seller’s obligation to sell the Property is subject to the satisfaction or waiver of the conditions and contingencies described herein (the “Contingencies”) within 60 days of the Effective Date (the “Contingency Period”).

(a) Title. Within sixty (60) days of the Effective Date, Buyer shall obtain, at Buyer’s expense, a commitment for an owner’s policy of title insurance issued by a title insurance company selected by Buyer (the “Title Company”) with respect to the Property (the “Title Commitment”). The Title Commitment shall show in Seller marketable title in fee simple free and clear of all liens and encumbrances except: (i) those created by Buyer; (ii) those specifically set forth in this Contract; (iii) zoning ordinances; (iv) legal highways; and (v) covenants, restrictions, conditions and easements of record which do not interfere with or restrict the use of the Property contemplated by Buyer. If title to all or part of the Property is unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association’s Standards of Title Examination, or is subject to liens, encumbrances, easements, conditions, restrictions or encroachments other than those excepted by this Contract, Buyer shall have the right to object to such conditions within twenty (20) days of Buyer’s receipt of the Title Commitment. If Buyer so objects, and Seller fails to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment, or obtain title insurance without exception therefor within the Contingency Period, Buyer shall have the option to terminate this Contract by delivering written notice thereof to Seller. At Closing, Seller shall sign an affidavit with respect to off-record title matters as required by the Title Company and Buyer. The issuance of a title insurance policy pursuant to the Title Commitment (the “Title Policy”) is a condition precedent to the parties’ obligation to proceed to Closing under this Agreement. The Title Policy shall be in a form reasonably acceptable to Buyer and in the amount of the Purchase Price, showing title to the Property vested of record in Buyer in fee simple, subject only to any matters approved or waived by Buyer, any matters shown on the Survey and not objected to by Buyer and any other matters that Buyer has approved in writing.

(b) Survey. Within sixty (60) days of the Effective Date, Buyer shall have the right to obtain, at Seller’s cost and expense, a survey of the Property, together with certification of the surveyor as may reasonably be required by Buyer (the “Survey”). The Survey shall satisfy, if required by Buyer, the most recent “Minimum Standard Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA, and shall meet the accuracy requirements of a Class A Survey as defined therein. If the Survey reveals any exceptions to title or any matters affecting the Property (“Survey Exceptions”), Buyer may notify Seller of such Survey Exceptions within 20 days after Buyer’s receipt of the last of the Title Commitment or Survey (the “Survey Notice”), whereupon Seller shall cure any disapproved Survey Exceptions. If Seller fails to cure any Survey Exceptions referenced in the Survey Notice within the Contingency Period, Buyer shall have the option to terminate this Contract by delivering written notice thereof to Seller.

(c) Environmental Conditions. Buyer shall have the right, and Seller shall provide Buyer access to the Property reasonably necessary, to obtain environmental reports regarding the soils, ground water, topography, geology and other conditions of the Property, together with reliance letters of the preparers of such reports as may be required by Buyer (“Environmental Reports”). If the Environmental Reports reveal any environmental matters adversely affecting the Property (the “Environmental Conditions”), Buyer may notify Seller of such Environmental Conditions (the “Environmental Notice”). Upon receipt of an Environmental Notice, Seller shall have the right, but not the obligation to, cure any disapproved Environmental Conditions. If the Environmental Condition is not cured to Buyer’s reasonable satisfaction within the Contingency Period, Buyer shall have the right to terminate this Contract.

(d) Inspection. Seller shall cooperate in making the Property reasonably available for inspection by Buyer. If Buyer is not, in good faith, satisfied with the condition of the Property as disclosed by any inspection thereof, Buyer may deliver to Seller a written request that the Seller remedy any unsatisfactory conditions. If Buyer and Seller do not reach agreement regarding remedying the unsatisfactory conditions prior to the expiration of the Contingency Period, then Buyer shall have the right to terminate this Contract.

(e) Easements; Access Rights. Buyer and Seller shall cooperate to secure any and all easements, rights of way, consents, amendments, variances, permits and or approvals from third parties as are necessary in order to permit Buyer to have ingress and egress to and full use and enjoyment of the Property in the manner and for the purposes contemplated by Buyer.

3. Closing: The closing of the purchase and sale of the Property (the “Closing”) shall be within sixty (60) days of Effective Date. In addition to the satisfaction or waiver of the Contingencies, Buyer’s obligations under this Contract are subject to and contingent upon the occurrence of the following on or before the date of Closing: (a) all of Seller’s representations and warranties hereunder shall remain true and correct; (b) no moratorium, statute, order, regulation, ordinance or judgment of any court or governmental agency shall have been enacted, adopted, issued or initiated that would materially and adversely affect the Property or Buyer’s use thereof as contemplated herein; and (c) the parties shall have delivered all other documents and other deliveries listed in paragraph 4 hereof.

4. Deliveries:

(a) Seller’s Deliveries at Closing. At Closing, Seller shall deliver the following documents and materials, all of which shall be in form and substance reasonably acceptable to the parties: (i) a duly executed and acknowledged general warranty deed (the “Deed”); (ii) a certificate duly executed by Seller that as of the date of Closing all representations and warranties by Seller set forth in this Contract remain true and correct; (iii) a certification duly executed by Seller, certifying that Seller is not a “foreign person”, pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (“Section 1445”); (iv) a general instrument of transfer, pursuant to which Seller shall convey and assign to Buyer all of Seller’s right, title and interest in and to all personal property and other rights of Seller relating to the Property (“General Instrument of Transfer”); (v) such affidavits and indemnities as the Title Company may reasonably require in order to omit from the Title Policy all exceptions for (1) parties in possession, (2) mechanic’s liens, (3) unrecorded assessments and other matters an accurate survey of the Property would disclose, and (4) nondelinquent real estate taxes, water and sewer and other charges of municipal and governmental authorities and utility companies; and (vi) a closing statement showing documents, closing costs and prorations, calculated in accordance with paragraph 5 hereof, in form and substance satisfactory to Buyer and Seller (the “Closing Statement”).

(b) Buyer’s Deliveries at Closing. On the date of Closing, Buyer shall: (i) deliver at the Closing the Purchase Price for the Property (plus any additional funds necessary to pay Buyers’ share of closing costs and prorations, minus any credits granted to Buyer as set forth herein) in immediately available funds; and (ii) sign the Closing Statement.

5. Closing Costs and Prorations: At the Closing, closing costs shall be paid and prorations made as follows:

(a) Closing Costs. Except as otherwise expressly provided herein, Seller shall pay at the Closing: the costs of releasing any mortgage, financing statement, or other debt security, or any attachments, assessments, delinquent real estate taxes or mechanic’s or materialmen’s liens outstanding against the Property, all transfer taxes and conveyance fees and the costs of curing, remedying or removing any Contingencies that Seller cures, remedies or removes. The costs of the Title Policy and the costs of the Survey shall be paid in accordance with paragraph 2 of this Contract. Buyer shall pay the costs of recording the Deed and any mortgage or financing instrument and any special endorsements to the Title Policy not required to cure a title objection or Survey Exception.

(b) Taxes. All real property taxes and assessments (“Taxes”) (including penalties thereon) which are delinquent shall be paid at Closing out of funds due Seller. Any non-delinquent Taxes shall be prorated on an accrual basis based on, if not yet fully determined as of the Closing, the most recently available tax bill giving effect to applicable exemptions, recently voted millage, change in valuation and other factors affected the Taxes.

6. Damage or destruction of property: Risk of loss to the real estate and appurtenances shall be borne by Seller until Closing provided that if certain Property covered by this Contract shall be substantially damaged or destroyed before this transaction is closed, Buyer may (a) proceed with the transaction and be entitled to all insurance money, if any, payable to Seller under all policies covering the Property, or (b) rescind the Contract and thereby release all parties from liability hereunder, by giving written notice to Seller within ten (10) days after Buyer has written notice of such damage or destruction. Failure by Buyer to so notify Seller shall constitute an election to proceed with the transaction.

7. Income-producing agreements: Seller shall convey any and all interest in leases or income-producing agreements relative to the Property that may be in effect as of the date of Closing, and will execute such assignments or other instruments as necessary to effectuate such conveyances.

8. Seller’s Representations and Warranties: As a material inducement to the execution and delivery of this Contract by Buyer and the performance by Buyer of its duties and obligations hereunder, Seller does hereby warrant and represent to Buyer as of the Effective Date and as of the date of Closing:

(a) Information. Except as set forth herein, Seller has no knowledge of any information affecting the Property that has or would have a material adverse impact on Buyer’s ability to use, lease and operate the Property as contemplated by Buyer.

(b) Legal Compliance. Except as disclosed to Buyer, Seller has no knowledge of any past or continuing violation or alleged violation of any legal requirement affecting the Property; including, without limitation, any past or continuing violation or alleged violation of any local, state or federal environmental, zoning, subdivision, fire or other law, ordinance, code, regulation, rule or order. In addition to the foregoing, the Property complies with all applicable building and zoning codes and all laws, statutes, codes ordinances, rules and regulations relating to the environment.

(c) Litigation. Seller has no knowledge of any pending or threatened claims, actions, suits, litigation or governmental proceeding affecting the Property.

(d) Other Agreements. To Seller’s knowledge, there are no agreements or understandings, oral or written, with any person, entity or governmental authority affecting the Property which could give rise to claims affecting the Property.

(e) Governmental Actions. Seller has no knowledge of any threatened or pending condemnation or eminent domain proceeding, special assessment, rezoning or moratorium affecting the Property.

(f) Due Authorization. Seller has full power to execute, deliver and carry out the terms and provisions of this Contract and has taken all necessary action to authorize the execution, delivery and performance of this Contract. The individual executing this Contract on behalf of Seller has the authority to bind Seller to the terms and conditions of this Contract.

(g) Environmental Matters. To the best of Seller’s knowledge, the Property is not in violation of any Environmental Law (as defined below) and Seller has no knowledge of (i) the presence on or about the Property of any Hazardous Materials (as defined below); (ii) any release or threatened release of any Hazardous Materials on or affecting the Property; or (iii) the existence of any underground storage tanks on or about the Property. Seller has received no notice of any investigation or proceeding by any governmental agency concerning the presence or alleged presence, release or threatened release of Hazardous Materials on the Property. The term “Environmental Law” includes any federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene, waste disposal, or the environment, including, without limitation: the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Air Act of 1977, the federal Insecticide, Fungicide and Rodenticide Act. the federal Pesticide Act of 1977, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and any amendments thereto and regulations adopted, and publications promulgated pursuant thereto. The term “Hazardous Materials” includes oil and petroleum products, asbestos, polychlorinated biphenyl, radon and urea formaldehyde, and any other materials classified as hazardous or toxic or as pollutants or contaminants under any Environmental Law.

If Seller has received or at any time does receive notice, knowledge or information as to the presence, alleged presence, release or threatened release of Hazardous Materials on or about the Property other than as previously disclosed by Seller to Buyer, Seller agrees to provide to Buyer all information and data as to such Hazardous Materials immediately upon receipt of same.

9. Miscellaneous:

(a) This Contract shall be binding upon the parties hereto, and their respective successors and assignees. All agreements, representations and warranties by the respective parties contained herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the delivery of the Deed and transfer of title. Any covenants and conditions herein that must be operative after delivery of the Deed to be effective shall be so operative and shall not be deemed to have been merged in the Deed.

(b) This Contract contains all the covenants, conditions and agreements between the parties with respect to the subject matter hereof and shall supersede all prior correspondence, agreements and understandings, both oral and written to the extent related to the subject matter hereof. The parties intend that this Contract constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Contract. This Contract may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

(c) All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by hand delivery, by overnight delivery service, or by deposit in the United States mail, registered or certified mail, postage prepaid. All such notices shall be addressed to the applicable party at its address set forth on the signature page hereof. The foregoing addresses may be changed by written notice to the other party as provided herein. Notices shall be deemed received upon delivery if delivered by hand or by overnight delivery service or by facsimile transmission, or three days after being sent by registered or certified mail (unless a signed receipt evidences earlier delivery).

(d) In construing this Contract, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Contract. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. All exhibits attached hereto are incorporated in this Contract by reference thereto.

(e) Time is of the essence of every provision herein contained. Whenever the date or deadline for any action to be taken is not a business day, the relevant date or deadline shall be the next business day.

(f) This Contract shall be governed by the laws of the State of Ohio.

(g) Each party represents to the other that no broker or finder has been engaged who may claim a fee or commission in connection with the transaction contemplated hereby, except _______________. Each party shall indemnify, defend and hold the other party harmless from and against any loss, cost or expense, including, but not limited to, attorneys fees and court costs, resulting from any claim for a fee or commission by any other broker or finder in connection with the Property or this Contract as a result of the acts or omissions of such party.

(h) If any provision of this Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Contract a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, or enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Real Estate Purchase Contract to be executed by their respective duly authorized representatives as of the date set forth below.

SELLER:		BUYER:

Invesync, LLC		Dome Capital, LLC - 3142 Denver Ave

By:		By:
Name:	Shakiel Humayun	Name:	Nabeel Syed
Title:	Member	Title:	President

Date: _____________________		Date: _____________________

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